The Retirement Plan for Specified Non-United States International Staff of Citibank, N.A. and Participating Companies As Amended and Restated Effective January 1, 2000 (with amendments through December 31, 2008)

ARTICLE I
NAME, PURPOSE, AND EFFECTIVE DATE

The Retirement Plan for Specified Non-United States International Staff of Citibank, N.A. and Participating Companies (the "Plan"), also known as the "Head Office Guarantee Plan", was amended and restated through December 31, 1995 and was further amended effective January 1, 2000 to reflect the establishment of the Citigroup Pension Plan and the benefits of former Citibank employees thereunder. The Plan was further amended effective December 31, 2007 to close the Plan to new members and to cease all future cash balance benefit credits under this Plan. This amendment and restatement was prepared with amendments through December 31, 2008 to establish documentary compliance with Section 409A (as defined below). Rights and benefits of Participants for periods before January 1, 2000 shall be determined under prior Plan restatements.

The Plan is intended to be unfunded and maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees. The Plan is also intended to comply with the requirements imposed by Section 409A of the Code on nonqualified deferred compensation plans (and the applicable guidance issued thereunder) and the terms of the Plan shall be interpreted consistent therewith.

Benefits of Plan participants that commenced payment before January 1, 2005 are not subject to Section 409A. All Plan benefits commencing on or after January 1, 2005 are intended to be administered in compliance with Section 409A, and accordingly, the Plan shall be interpreted consistent therewith.

ARTICLE II DEFINITIONS

When used herein, the following terms shall have the following meanings unless a different meaning is clearly required by the context of the Plan:

"Affiliated Company" means any corporation which is a member of a controlled group of corporations (within the meaning of Section 414(b) of the Code) which includes the Company, any trade or business (whether or not incorporated) which is under common control with the Company (within the meaning of Section 414(c) of the Code), any organization (whether or not incorporated which is a member of an affiliated service group (as defined in Section 414(m) of the Code)) which includes the Company, and any other entity required to be aggregated with the Company pursuant to Section 414(o) of the Code.

"Beneficiary'' means the person or persons who are entitled to receive benefits under the Citigroup Pension Plan in the event of the Participant's death (whether or not such person or persons are expressly so designated by the Participant).

"Benefit Distribution Date" is the 90th day after the Participant's Payment Event Date.

"Change in Control" has the meaning set forth in Treas. Reg. Sec. 1.409A-3(i)(5) and is applied with respect to the Participant's employer.

"Code" means the Internal Revenue Code of 1986, as amended from time to time.

"Committee" means the Plans Administration Committee of Citigroup Inc., or its successor, established to administer the Plan and the Citigroup Pension Plan.

"Company" means Citigroup Inc., a Delaware corporation, or any successor thereto.

"Disability" means a Participant's "separation from service" within the meaning Treas. Reg. Sec. 1.409A-1(h) from the Company and all Affiliated Companies on account of a Participant's total and permanent disability (as defined under the Company long-term disability plan applicable to the Participant).

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time.

"Grandfathered Participant" means a Participant who is also a "grandfathered participant" in the Citibank final average pay pension plan formula of the Citigroup Pension Plan, as defined in Section 1.30 of Part I of the Citigroup Pension Plan.

"Life Annuity" means those forms of actuarially equivalent life annuities offered under the legacy Citibank benefit formula of the Citigroup Pension Plan using the actuarial assumptions applicable to such formula.

"Non-Grandfathered Participant" means a Participant who is not a Grandfathered Participant and who has a benefit that is subject to Section 409A.

"Participant" means an individual who is entitled to a benefit under the terms of this Plan. For Plan benefits commencing after December 31, 2004, the term Participant shall include only those Participants who have a benefit that is subject to Section 409A. A Participant shall remain a Participant until all amounts due the Participant under the Plan have been distributed to the Participant or the Participant's Beneficiary, as the case may be.
"Plan Year" means the 12 consecutive month period commencing January 1.

"Payment Event Date" means the later of (a) a Participant's Separation from Service or (b) the date the Participant attains or would have attained age 55; provided, however, that a Payment Event Date shall also occur upon a Change in Control.

"Section 409A" means Section 409A of the Code and applicable guidance issued thereunder.

"Separation from Service" means a "separation from service" within the meaning Treas. Reg. Sec. 1.409A-1(h) from the Company and all Affiliated Companies, and for purposes of this Plan, such term shall also include a Participant's termination of employment on account of death or Disability. A "separation from service" shall occur after six months of paid or unpaid leave, except where the right to return to work is protected by statute (such as through the Family and Medical Leave Act or protected military leaves), or in the case of a disability leave.

"Specified Employee" means a Participant who, as of the date of the Participant's Separation from Service, is a "specified employee" of the Company for purposes of Section 409A, as determined under the specified employee determination policy established by the Company in accordance with Section 409A.

ARTICLE III
ELIGIBILITY

Any designated international staff or expatriate member who is not a U.S. citizen and whose designated home country is the U.S. shall be eligible for a benefit under this Plan. Eligible Participants must be designated by the Employer as such on the records of the Plan. No new Participants may join the Plan after December 31, 2007.

ARTICLE IV
EXCESS BENEFIT

4.01    Accrued Benefit.

(a)Grandfathered Participants. For Grandfathered Participants, the accrued benefit under the Plan is the monthly benefit calculated under Part III of the Citigroup Pension Plan, offset by any benefits payable under the Citigroup Pension Plan. Limits on compensation or benefits imposed by Section 401(a)(17) and 415 of the Code are not taken into account in calculating benefits under this Plan for Grandfathered Participants.

(b)Non-Grandfathered Participants. For Non-Grandfathered Participants, the accrued benefit under the Plan is the monthly benefit calculated under Parts I and/or III of the Citigroup Pension Plan, offset by any benefits payable under the Citigroup Pension Plan. Beginning January 1, 2000, compensation shall be limited to $500,000, annually, and effective January 1, 2002, the Section 401(a)(17) limit shall apply to benefits payable from this Plan for Non-Grandfathered Participants. Limits on benefits imposed by Section 415 of the Code are not taken into account in calculating benefits under this Plan for Non-Grandfathered Participants.

(c)For all Participants, compensation and service earned under local retirement plans are excluded from consideration for Plan benefits.

(d)In the event of a Participant's death, the accrued benefit under the Plan shall be made available to Beneficiaries in accordance with the terms of the Citigroup Pension Plan applicable to Grandfathered or Non-Grandfathered Participants, respectively.

4.02    Optional Forms of Benefit. The forms of benefit payable under this Plan are the forms of benefit payable under the applicable provisions of the Citigroup Pension Plan; provided, however, that a lump sum option on Plan benefits is available to Participants who have a Separation from Service after attaining age 55 with at least 10 years of vesting service, as determined under the Citigroup Pension Plan. Actuarial equivalence for all optional forms of benefit under this Plan commencing after December 31, 2008, including the lump sum, shall be determined using then current 417(e) or GATT factors as described in the Citigroup Pension Plan. For benefits commencing prior to December 31, 2008, actuarial equivalence for the lump sum shall be determined using then current 417(e) or GATT factors as described in the Citigroup Pension Plan and all other factors shall be determined under the relevant provisions of the Citigroup Pension Plan.

4.03    Distribution of Plan Benefit.

(a)Except as otherwise provided for in this section 4.03, each Participant (or Beneficiary, in the case of a Participant's death before benefit commencement) shall be entitled to a distribution of his or her Plan benefits on the Payment Event Date. Notwithstanding anything in this Plan to the contrary, if a Participant commences his or her benefit under the Citigroup Pension Plan (or any other plan) in-service by reason of attainment of age 70½, such Participant shall not be entitled to benefit commencement under this Plan until his or her Separation from Service, provided that some portion of the Plan benefit is subject to Section 409A.

(b)Except as otherwise provided for in this section 4.03, each Participant's annuity starting date for purposes of calculating the value of the Participant's Plan benefits shall be the first of the month following the Participant's Payment Event Date, and benefits under the Plan shall commence on the first of the month following the Benefit Distribution Date, but in no event later than the last date permitted under Section 409A. Except as otherwise provided for in this section 4.03, each Participant (or Beneficiary, if applicable) shall be required to make a form of benefit election by the date prescribed by the Committee. In the event a Participant (or Beneficiary, as applicable) fails to make a timely form of benefit election, the Participant's Plan benefits shall be paid in a single sum, unless another form of benefit is prescribed herein. Notwithstanding the foregoing, if the calculation of any payment amount is not administratively practicable due to events beyond the control of the Participant (or the Participant's Beneficiary, if applicable), the payment will be treated as timely made during the first taxable year of the Participant in which the calculation of the amount of the payment is administratively practicable. Furthermore, the inability of the Plan to calculate the amount or timing of a payment due to the failure of a Participant (or a Participant's Beneficiary) to provide reasonably available information to make such calculation does not constitute an event beyond the control of the Participant.

(c)Each Participant who had not commenced benefits was given, before December 31, 2008, the opportunity to make a one-time, irrevocable election to have his or her entire Plan benefit payable in the form of either a (i) a single sum or (ii) a Life Annuity. Such election shall be applicable to all benefits payable under this Plan. Any Participant (or his or her Beneficiary, if applicable) who failed to make a timely election in accordance with the preceding sentence or who otherwise did not make an effective election shall receive his or her entire Plan benefits in the form of a single sum, and such Plan benefits shall be paid in accordance with the applicable subsection under this section 4.03.

(d)With respect to the entire Plan benefit of each Participant who has made a timely election to receive a Life Annuity in accordance with subsection (c) above, each such Participant (or his or her Beneficiary, if applicable) shall be required to elect a particular form of Life Annuity no later than 30 days prior to the Benefit Distribution Date; provided, however, that the Committee may, in its discretion, permit a Participant (or a Beneficiary, if applicable) to submit a form of benefit election after the deadline so long as benefit payments have not commenced and such action will not give rise to adverse tax consequences under Section 409A. If the Committee fails to receive a Participant's timely election, the Participant's Plan benefits shall commence on the Benefit Distribution Date in the normal form of annuity benefit applicable to the Participant under the Citigroup Pension Plan.

(e)Each Participant, who, as of December 31, 2008, has (i) attained age 55 and (ii) accrued a deferred vested benefit under this Plan that is subject to Section 409A but is not in pay status, shall commence benefits on April 1, 2009. Each Participant, who, as of December 31, 2008, has (i) not attained age 55 and (ii) has accrued a deferred vested benefit under this Plan that is subject to Section 409A but is not in pay status, shall commence benefits as of the first of the month following the attainment of age 55.

(f)In the case of any Participant who has a Separation from Service and, at the time of such Separation from Service, is continuing to earn benefits under the Citigroup Pension Plan by reason of a disability, such Participant's accrued benefit under this Plan shall be a calculated as if he or she had remained disabled for the maximum amount of time permissible under the Citigroup Pension Plan. The benefit under this Plan shall commence at the times and in the form provided under this section 4.03. This approach to the calculation of Plan benefits shall apply to terminated vested disabled participants who have not commenced Plan benefits as of December 31, 2008 and who make elections or are otherwise described under subparagraph (e) above.

(g)In the case of a Participant's death before his or her commencement of benefits under this Plan, the Beneficiary shall be bound by any irrevocable election as to time or form of benefit commencement made by the Participant. Any Life Annuity election made by the Beneficiary shall be made in accordance with the procedures set forth in the preceding section of this section 4.03.

(h)Notwithstanding anything herein to the contrary, the distribution of Plan benefits to any Participant who is (i) a Specified Employee and (ii) entitled to a distribution on account of his or her "separation from service," as defined in Treas. Reg. Sec. 1.409A-1(h), shall commence on the first of the month following the earlier of the date that is six months after the date of such separation from service or the date of the participant's death. Upon the expiration of such six-month period or the Participant's death, retroactive benefit payments plus interest at the Citigroup Pension Plan's rate of interest shall be paid to the Participant or Beneficiary, if applicable.

(i)Once Plan benefit payments commence, the form or the date of such payments shall not be changed, modified or altered in any manner, or under any circumstance, that would give rise to adverse tax consequences under Section 409A, including, but not limited to, a Participant's being rehired by the Company or any Affiliated Company.

ARTICLE V
ADMINISTRATION

5.01    Plan Administration. The Plan shall be administered by the Committee in accordance with its terms and purposes. The Committee shall determine the amount and manner of payment of the benefits due to or on behalf of each Participant from the Plan and shall cause them to be paid in cash by the appropriate employer accordingly.

5.02    Finality of Decisions. Except as otherwise provided in Article VII, the Committee shall have full discretionary authority to determine eligibility for benefits and to construe the terms of the Plan, including all questions of fact and law. In addition, the decisions made by and the actions taken by the Committee in the administration of the Plan shall be final and conclusive on all persons, and the Committee shall not be subject to any liability whatsoever with respect to the administration of the Plan.

5.03    Plan Expenses. Administrative expenses of the Plan shall be paid from the general assets of the Company, but investment returns on Participants' notional accounts may be reduced to reflect administrative and investment expenses.

ARTICLE VI
AMENDMENT AND TERMINATION OF PLAN

6.01    Amendment and Termination. While the Company intends to maintain the Plan in conjunction with the Citigroup Pension Plan for as long as necessary, the Company reserves the right to amend and/or fully or partially terminate the Plan at any time for whatever reasons it may deem appropriate, provided that no amendment or termination of the Plan shall affect any Employer's obligation to pay the benefits due to the Participants hereunder but only to the extent of the value of such benefits which have accrued up to the date of the amendment or termination. Notwithstanding the preceding sentence, the Company may amend the Plan unilaterally to the extent necessary to comply with the Code and ERISA, including, but not limited to, Section 409A of the Code, with such determination of necessity to be made by the Committee in its sole discretion.

6.02    Plan Distributions Upon Termination. Upon the termination of the Plan in whole or in part, all Plan benefits that have accrued as of the date of termination shall be paid to the Participants, to the extent permitted in accordance with the guidance issued under Section 409A, in a single lump sum payment as soon as practicable following the termination of the Plan. If such benefits cannot be distributed in accordance with the guidance issued under Section 409A, the Plan shall continue in existence for the sole purpose of distributing such benefits in accordance with Section 4.03.

6.03    Prohibited Acceleration. Notwithstanding anything to the contrary contained herein, the Plan may not permit the acceleration of the time or schedule of any payment or amount scheduled to be paid under the Plan except as otherwise permitted under Section 409A and the applicable guidance issued thereunder.

ARTICLE VII
BENEFIT CLAIM PROCEDURES

7.01    Initial Benefit Determination. Claims for benefits under the Plan may be filed with the Committee on forms supplied by the Company. Written notice of the disposition of a claim shall be furnished to the claimant within 90 days after the application is filed. In the event the claim is denied, the reason for the denial shall be specifically set forth in the notice in language calculated to be understood by the claimant, pertinent provisions of the Plan shall be cited, and, where appropriate, an explanation as to how the claimant can perfect the claim will be provided. In addition, the claimant shall be furnished with an explanation of the Plan's claims review procedure.

7.02    Appeal of Adverse Benefit Determinations. Any employee, former employee, or beneficiary of either, who has been denied a benefit by a decision of the Committee pursuant to Section 7.01 shall be entitled to request that the Committee give further consideration to his or her claim by filing with the Committee a request for a claim review in accordance with the Plan's procedures. Such request, together with a written statement of the reasons why the claimant believes his or her claim should be allowed, shall be filed with the Committee no later than 60 days after receipt of the written notification provided for in Section 7.01. A final decision as to the allowance of the claim shall be made by the Committee no later than the first available meeting date of the Committee following the Plan's receipt of a request for review; provided; however, any request for review that is filed within 30 days preceding any such meeting date shall be decided at the second available meeting date. The Committee shall hold regularly scheduled meetings at least quarterly. If special circumstances require a further extension of time for processing, a benefit determination shall be rendered not later than the third available meeting date of the Committee following receipt of a request for review; provided, the claimant shall receive written notice prior to the commencement of the extension that describes the special circumstances and the date as of which the benefit determination will be made. The Committee shall reply to the claimant in writing, in a manner calculated to be understood by the claimant, regarding the Committee's decision on such review.

7.03    Limitation on Filing Suit. A claimant must file any lawsuit or similar enforcement proceeding, commenced in any forum whatsoever, with respect to the Plan within 12 consecutive months after the date of receiving a final adverse determination on review, or if earlier, within two years from the date on which the claimant was aware, or should have been aware, of the claim at issue in the proceeding. The two-year limitation shall be increased by any time a claim or appeal on the issue is under consideration by the appropriate fiduciary.

ARTICLE VIII MISCELLANEOUS

8.01    No Enlargement of Employee Rights. Nothing contained in the Plan shall be construed as a contract of employment between the Employer and a Participant or as a right of any Participant to be continued in the employment of the Employer, or as a limitation of the right of the Employer to discharge any Participant at any time, with or without notice and with or without cause.

8.02    Assignment. Except for qualified domestic relations orders within the meaning of Section 206(d)(3) of ERISA, the benefits payable under this Plan may not be assigned, alienated, transferred, pledged or otherwise encumbered. For purposes of this Section 8.02, the Committee shall have the sole discretion to determine whether a domestic relations order is a qualified domestic relations order within the meaning of Section 206(d)(3) of ERISA and the Committee's determination shall be binding on all persons.

8.03    Governing Law. To the extent not preempted by ERISA, this Plan shall be governed by the laws of the State of New York.

8.04    Taxes. Participants and Beneficiaries are liable for all income and other taxes due as a result of benefits payable under this Plan, including, but not limited to, incomes taxes imposed by Section 409A.